Exhibit 21.1
SUBSIDIARIES OF GLOBAL TRAFFIC NETWORK, INC.

	Jurisdiction of
Entity	Incorporation or Organization	% Ownership
The Australia Traffic Network Pty Limited	Australia	100%

Global Traffic Canada, Inc.	Delaware	100%

Canadian Traffic Network ULC	Alberta, Canada	100	% (1)

Global Traffic Network (UK) Limited	England and Wales, United Kingdom	100%

Mobile Traffic Network, Inc.	Nevada	100%

(1)	Canadian Traffic Network ULC is a wholly-owned subsidiary of Global Traffic Canada, Inc., which is in turn a wholly-owned subsidiary of the registrant.